For Immediate Release

  FROM:
  Ameritrans Capital Corporation
  For more information Contact:
  Gary Granoff
  (800) 214-1047


  AMERITRANS ANNOUNCES SPECIAL MEETING OF SHAREHOLDERS

             New York, NY, June 27, 2005 - Ameritrans Capital
  Corporation (NASDAQ: AMTC, AMTCP)

	New York, NY, June 27, 2005-Ameritrans Capital Corporation (NASDQ:AMTC:AMTCP) today announced it has scheduled a Special Meeting of Shareholders to be held Thursday, July 21, 2005 at 10:00 a.m., at the law offices of Stursberg & Veith in New York City, to vote on a proposal to make a private offering of the Company's common stock, $0001 par value, at a fixed purchase price of no less than book value as of July 18, 2005 to a limited number of "accredited investors," as that term is defined in Rule 506 of Regulation D, promulgated under the Securities Act of 1933, as amended. For every four (4) shares of common stock purchased, the Company will issue to the investor one (1) warrant, exercisable for five (5) years from the date of issuance, to purchase one (1) share of common stock at an exercise price to be fixed at a specified dollar amount that is no less than book value and no more than 110% of book value. The securities sold in this offering will not be and have not been registered with the Securities Exchange Commission and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements. Definitive proxy materials were mailed to shareholders on or about June 27, 2005.

	Commenting on the proposal, Gary C. Granoff, the Company's President said,"The Board of Directors and Management believe that raising additional capital at this time will allow the Company to expand its investment portfolio and diversify the Company's investments beyond the SBA-regulated loans and investments of our subsidiary, Elk Associates Funding Corporation. This diversification will benefit both the Company and its Shareholders by providing the Company with flexibility to participate in a wide range of investment opportunities."

	The Company filed a definitive proxy statement with the SEC on June 27,2005. Investors and security holders are urged to read these materials and any other relevant materials filed by Ameritrans with the SEC because they contain important information about Ameritrans and the proposal to be presented at the Special Meeting of Shareholders. Investors and security holders may obtain a free copy of these materials when they become available, as well as other materials filed with the SEC concerning the Company at the SEC's website,http://www.sec.gov.


	Ameritrans Capital Corporation is a specialty finance company engaged in making loans to and investments in small businesses. Ameritrans' wholly owned subsidiary Elk Associates Funding Corporation was licensed by the United States Small Business Administration as a Small Business Investment Company
  (SBIC) in 1980. The Company maintains its offices at 747 Third Avenue, 4th Floor, New York, New York 10017.

             THIS ANNOUNCEMENT CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. SUCH STATEMENTS ARE SUBJECT TO CERTAIN RISKS AND UNCERTAINTIES THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE PRESENTLY ANTICIPATED OR PROJECTED. AMERITRANS CAPITAL CORPORATION CAUTIONS INVESTORS NOT TO PLACE UNDUE RELIANCE ON FORWARD-LOOKING STATEMENTS, WHICH SPEAK ONLY AS TO MANAGEMENT'S EXPECTATIONS ON THIS DATE.